Exhibit 10.1

SECOND AMENDMENT TO BIOSCRIP, INC.

2008 EQUITY INCENTIVE PLAN

(AS AMENDED ON JUNE 1, 2016)

This SECOND AMENDMENT TO THE BIOSCRIP, INC. 2008 EQUITY INCENTIVE PLAN (AS AMENDED ON JUNE 1, 2016) (the “Amendment”), is made on the date last below written by BIOSCRIP, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the Company adopted the BioScrip, Inc. 2008 Equity Incentive Plan effective April 28, 2008, and as last amended on June 1, 2016 (the “Plan”); and

WHEREAS, Section 17 of the Plan provides that the Company may amend the Plan from time to time;

WHEREAS, the Company wishes to amend the Plan to increase to 14,605,000 the number of shares of the common stock of the Company (“Stock”) which are authorized for issuance under the Plan; and

WHEREAS, the Company wishes to amend the Plan to increase the overall cap to 3,000,000 per calendar year with respect to the maximum number of shares of Stock which may be granted in a calendar year under the Plan in connection with any of the following grants: (i) stock options to purchase Stock, (ii) stock appreciation rights, and (iii) restricted stock units and restricted stock awards, collectively, to any employee identified as a key employee by the Company.

NOW, THEREFORE, the Plan is amended as follows:

1.	Paragraph (a) of Section 3.1 of the Plan is deleted in its entirety, and the following is substituted in its place as amended and restated Paragraph (a) of Section 3.1 of the Plan, as follows:

“3.1 Number of Shares (a) Subject to adjustment as provided in Section 15, a total of 14,605,000 shares of Stock shall be authorized for issuance under the Plan (which number shall include the 9,355,000 shares of Stock previously authorized for issuance under the Plan), all of which may be subject to ISOs, less one (1) share of Stock for every one (1) share of Stock that was subject to an Option or Stock Appreciation Right granted after December 31, 2007 under the Prior Plan and one and 53/100 (1.53) shares of Stock for every one (1) share of Stock that was subject to an Award other than an Option or Stock Appreciation Right granted after December 31, 2007 under the Prior Plan. In no event may more than 1,500,000 shares of Stock in the aggregate be subject to Awards granted to Directors. Any shares of Stock that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one (1) share of Stock for every one (1) share of Stock issued. Any shares of Stock that are subject to Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and 53/100 (1.53) shares of Stock for every one (1) share of Stock issued.”

2.	Section 6 of the Plan is deleted in its entirety, and the following is substituted in its place as amended and restated Section 6 of the Plan, as follows:

“SECTION 6.

ELIGIBILITY AND ANNUAL GRANT CAPS

Only Key Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under the Plan. No Key Employee in any calendar year shall separately, or in the aggregate, be granted more than 3,000,000 shares of Stock (subject to adjustment under § 15) with respect to the following: (i) Options to purchase shares of Stock; (ii) Stock Appreciation Rights (based on the appreciation with respect to shares of Stock); and (iii) Stock Grants and Restricted Stock Units that are intended to comply with the requirements of Section 162(m) of the Code.”

3.            Except as provided in this Amendment, no other changes or amendments shall be made to the Plan as previously stated (including all prior amendments) and the remainder thereof shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has executed this Second Amendment on this 30th day of November, 2016.

COMPANY:	BIOSCRIP, INC.

	By:	/s/ Kathryn Stalmack
Kathryn Stalmack
SVP, General Counsel

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